Exhibit 21 Subsidiaries of Northwest Bancshares, Inc. • Northwest Bank, a Pennsylvania-chartered savings bank • Northwest Bancorp Capital Trust III, a Delaware statutory business trust • Northwest Bancorp Statutory Trust IV, a Connecticut statutory business trust • LNB Trust II, a Delaware statutory business trust • Union National Capital Trust I, a Delaware statutory business trust • Union National Capital Trust II, a Delaware statutory business trust • MFBC Statutory Trust I, a Delaware statutory business trust • Universal Preferred Trust, a Delaware statutory business trust Subsidiaries of Northwest Bank • Great Northwest Corporation, a Pennsylvania corporation • Allegheny Services, Inc., a Delaware corporation • Northwest Capital Group, Inc., a Pennsylvania corporation • Mutual Federal Interest Corporation, a Nevada corporation • Northwest Settlement Agency, LLC., a Pennsylvania corporation